Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 13, 2010 with respect to the balance sheet of American Assets Trust, Inc. as of August 12, 2010; our report dated September 13, 2010 with respect to the combined financial statements of American Assets Trust, Inc. Predecessor at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; our report dated September 13, 2010 with respect to the financial statements of Novato FF Venture, LLC at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009; our report dated September 13, 2010 with respect to the statements of revenues and certain operating expenses of The Landmark at One Market for the years ended December 31, 2009, 2008 and 2007; and our report dated September 13, 2010 with respect to the combined statements of revenues and certain operating expenses of Solana Beach Centre properties for the years ended December 31, 2009, 2008 and 2007, all included in Amendment No. 3 to the Registration Statement on Form S-11 and related Prospectus of American Assets Trust, Inc. for the registration of its common stock.

/s/ ERNST & YOUNG LLP

San Diego, California

December 3, 2010